Exhibit 12
MSW ENERGY HOLDINGS LLC AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

							From Inception
	For the Period from		For the Period from				(June 30, 2003)
	June 25 through		January 1 through		For the Year Ended		through
	December 31, 2005		June 24, 2005		December 31, 2004		December 31, 2003

	(Unaudited, dollars in thousands)
EARNINGS:
Pre-tax income (loss) from continuing operations before minority interest in consolidated subsidiary	$58,546		$(2,901)		$65,199		$10,611
Less earnings attributable to Covanta Ref-Fuel Holdings LLC prior to consolidation	—		—		(6,545)		(21,603)

	$58,546		$(2,901)		$58,654		$(10,992)
Add:
Fixed charges	33,910		32,867		52,765		10,054
Distributed earnings of Covanta Ref-Fuel Holdings LLC prior to consolidation	—		—		31,374		13,720

Earnings, as adjusted	$92,456		$29,966		$142,793		$12,782

FIXED CHARGES:
Interest expense	$33,910		$32,867		$52,765		$10,054

Fixed charges	$33,910		$32,867		$52,765		$10,054

RATIO OF EARNINGS TO FIXED CHARGES:	2.73	x	0.91	x	2.71	x	1.27	x

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